EXHIBIT 4.10


                                WARRANT AGREEMENT

                           TO PURCHASE COMMON STOCK OF

                                   NETTAXI.COM


THE SECURITIES REPRESENTED HEREBY HAVE BEEN ACQUIRED BY INVESTOR FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. NO SUCH SALE OR DISTRIBUTION MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES OR AN OPINION OF COUNSEL SATISFACTORY IN FORM AND SUBSTANCE TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OF 1933.


     This Warrant Agreement (the "Agreement") is entered into as of January 9, 2002 (the "Effective Date"), by and between Nettaxi.com (the "Company") and Mr. Robert A. Rositano, Jr. ("Holder"). For good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1.     Issuance of Warrants.  The Company subject to the terms and conditions
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hereinafter set forth, hereby issues warrants (the "Warrants") to purchase One
Million (1,000,000) shares of the Company's Common Stock (the "Warrant Shares"). The exercise price (the "Exercise Price") of the Warrant Shares shall be twenty cents ($0.20) per share subject to adjustment in accordance with Paragraph 5 of this Agreement.

2.     Term.  The Warrants may be exercised at any time after the Effective Date
       ----
of the Merger, as defined in the Merger Agreement between the Company, RAE Systems Inc. and RAES Acquisition Corporation (the "Merger Agreement") and before the expiration of ten (10) years (the "Expiration Date"). If the Merger does not close, this Warrant shall be null and void.

3.     Exercise.
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     (a)     Holder shall exercise the Warrants granted hereunder, in whole or in part, by delivering to the Company at the office of the Company or at such other address as the Company may designate by notice in writing to the Holder, the notice of Exercise attached hereto as Exhibit A and incorporated herein by
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reference and a check or wire transfer in lawful money of the United States for the Exercise Price.

     (b) Upon delivery of the items set forth in (a) above, Holder shall be entitled to receive a certificate or certificates representing the Warrant Shares. Such Warrant Shares shall be validly issued, fully paid and non-assessable.

     (c) Warrants shall be deemed to have been exercised immediately prior to the close of business on the day of such delivery, and Holder shall be deemed


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the holder of record of the Warrant Shares issuable upon such exercise at such time. The Warrants may be exercised in whole or in part and from time to time as the holder may determine.

     (d) Upon any partial exercise, at the request of the Company, this Agreement shall be surrendered and a new Warrant Agreement evidencing the right to purchase the number of Warrant Shares not purchased upon such exercise shall be issued to Holder.

     (e)     Net  Issue  Exercise.

          (i) In lieu of exercising this Warrant in the manner provided above in Section 3(a), Holder may elect to receive Warrant Shares equal to the value of this Warrant (or the portion thereof being canceled) by surrender of this Warrant at the principal office of the Company together with notice of such election in which event the Company shall issue to Holder a number of shares of Warrant Shares computed using the following formula:

                    X =    Y (A - B)
                           ---------
                              A

Where X is the number of Warrant Shares to be issued to Holder. Y is The number of Warrant Shares purchasable under this Warrant (at the date of such calculation). A is the fair market value of one Share (at the date of such calculation). B is the Exercise Price (as adjusted to the date of such calculation).

          (ii) For purposes of this Section 3(e), the fair market value of Warrant Shares on the date of calculation shall mean with respect to each share of the Warrant Shares:

               (A) if shares of Common Stock are traded on a national securities exchange (an "EXCHANGE"), the closing price of a share of the Common Stock of the Company as reported in The Wall Street Journal, or

               (B) if shares of Common Stock are not traded on an Exchange but trade in the Over-the-Counter Bulletin Board, the closing price of a share of the Common Stock of the Company as reported by Bloomberg Financial markets or an equivalent reliable reporting service, or


               (C) if (A) and (B) are not applicable, the fair market value of a Share shall be at the highest price per share which the Company could obtain on the date of calculation from a willing buyer for Warrant Shares sold by the Company, fom authorized but unissued Warrant Shares, as determined in good faith by the Board of Directors, unless the Company is at such time involved in any consolidation or merger of the Company with or into another entity, the sale or transfer of all or substantially all of the assets of the Company or any compulsory share exchange pursuant to which the Common Stock is converted into other securities, cash or property, in which case the fair market value of Warrant Shares shall be deemed to be the value received by the holders of such stock pursuant to such acquisition.

               (D) Notwithstanding anything to the contrary contained herein, fifty percent (50%) of any and all exercises of the Warrants shall be


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paid  in  cash  in accordance with Section 3(a) and not net exercised under this
Section  3(e).

4.     Registration Rights.  The shares underlying the Warrants shall be
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registered by the Company on Form S-8 or, if Form S-8 is not applicable, on such other Form as shall be appropriate. The Company shall use its commercially reasonable efforts to cause the registration statement to remain effective until the earlier of: (i) shares underlying the Warrants have been sold; or (ii) the date on which the shares underlying the Warrants may be sold to the public without registration or restriction (including, without limitation, restrictions as to volume).

5.     Representations  and  Warranties  of Holder. The Holder hereby represents
       -------------------------------------------
and  warrants  to  the  Company  as  follows:

     (a) Investment Intent. Holder is purchasing the Warrant Shares solely for its own account for investment. Holder has no present intention to resell or distribute the Warrants or the Warrant Shares or any portion thereof, except in connection with a distribution to its partners.

     (b) Economic Risk. Holder realizes that the purchase of the Warrants and the Warrant Shares will be a highly speculative investment and involves a high degree of risk.

6.     Adjustments.  The  Warrants  granted  hereunder  and  the  Exercise Price
       -----------
thereof shall be subject to adjustment from time to time upon the happening of certain events as set forth below.

     (a) Stock Splits and Dividends. If outstanding shares of Nettaxi Common Stock shall be subdivided into a greater number of shares or a dividend in Common Stock shall be paid in respect of Common Stock, the Exercise Price in effect immediately prior to such subdivision or at the record date of such dividend shall simultaneously with the effectiveness of such subdivision or immediately after the record date of such dividend be proportionately reduced. If outstanding shares of Common Stock shall be combined into a smaller number of shares, the Exercise Price in effect immediately prior to such combination shall, simultaneously with the effectiveness of such combination, be proportionately increased. When any adjustment is required to be made in the Exercise Price, the number of Shares purchasable upon the exercise of the Warrants shall be changed to the number determined by dividing (i) an amount equal to the number of Shares issuable upon the exercise of the Warrants immediately prior to such adjustment, multiplied by the Exercise Price in effect immediately prior to such adjustment, by (ii) the Exercise Price in effect immediately after such adjustment. The number of Shares purchasable upon the exercise of the Warrants and the Exercise Price of the Warrants shall be appropriately adjusted for the reverse stock split as contemplated by the Merger Agreement.

     (b) Reclassification or Merger. In case of any reclassification, change or conversion of securities in the class issuable upon exercise of this Warrant (other than a change in par value, or from par value to no par value, or from no par value to par value, or as a result of a subdivision or combination), or in case of any merger of the Company with or into another corporation (other than a merger with another corporation in which the Company is a continuing corporation and which does not result in any reclassification or change of outstanding securities issuable upon exercise of this Warrant), or in case of any sale of all or substantially all of the assets of the Company, unless this Warrant shall have been exercised or terminated in accordance with its terms, the Holder of this Warrant shall have the right to exercise this Warrant and upon such exercise to receive, in lieu of each share of Common Stock theretofore issuable upon exercise of this Warrant, the kind and amount of shares of stock,


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other securities, money and property receivable upon such reclassification, change or merger by a holder of one share of Common Stock. The provisions of this subparagraph shall similarly apply to successive reclassifications, changes, mergers and transfers.

     (c) Adjustment Certificate. When any adjustment is required to be made in the Shares or the Exercise Price pursuant to this Section, Nettaxi shall promptly mail to Holder a certificate setting forth (i) a brief statement of the facts requiring such adjustment, (ii) the Exercise Price after such adjustment and (iii) the kind and amount of stock or other securities or property into which the Warrants shall be exercisable after such adjustment.



7.     Reservation of Shares.  The Company shall at all times keep reserved a
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sufficient number of authorized shares of Common Stock, and shall make appropriate provision of their issuance, to provide for the exercise of the Warrants in full.

8.     Transferability.  The Warrants issued hereunder and any and all Shares
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issued upon exercise of the Warrants shall be transferable on the books of the
Company by the holder hereof in person or by duly authorized attorney subject to any restrictions imposed by applicable federal or state securities laws. It shall be a further condition to any transfer of the Warrants that the transferor (if any portion of the Warrants are retained) and the transferee shall receive and accept new Warrants, of like tenor and date, executed by the Company for the portion so transferred and for any portion retained, and shall surrender this Agreement executed.

9.     Voting.   Nothing  contained  in  this  Agreement  shall  be construed as
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conferring  upon  Holder the right to vote or to receive dividends or to consent or receive notice as a shareholder in respect to any meeting of shareholders for the election of directors of or for any other purpose not specified herein.

10.     Miscellaneous.
        -------------

     (a) Amendment. This Agreement may be amended by written agreement between the Company and Holder.

     (b) Notice. Any notice, demand or request required or permitted to be given under this Agreement will be in writing and will be deemed sufficient when delivered personally or sent by telegram or forty-eight (48) hours after being deposited in the U.S. mail, as certified or registered mail, or with a commercial courier service, with postage prepaid, and addressed, if to the Company, at its principal place of business, attention the President, and if to Holder, at Holder's address as shown on the signature page hereto.

     (c)     Further  Assurances.     Both  parties  agree  to  execute  any
additional  documents  necessary  to  carry  out the purposes of this Agreement.

     (d) Severability. If any provision of this Agreement is held by any court of competent jurisdiction to be illegal, unenforceable or void, such provision will be enforced to the greatest extent possible and all other provisions of this Agreement will continue in full force and effect.


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     (e)     Governing  Law.  This Agreement will be interpreted and enforced in accordance with California Law as applied to agreements made and performed in California.

     (f) Survival. The representations and warranties, of the Company set forth in this Agreement shall survive the closing and consummation of the transactions contemplated hereby for a period of ten (10) years from the date hereof.

     (g) Entire Agreement; Successors and Assigns. This Agreement and the documents and instruments attached hereto constitute the entire agreement between Holder and the Company relative to the subject matter hereof. Any previous agreements between the parties are superseded by this Agreement. Subject to any exceptions specifically set forth in this Agreement, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective executors, administrators, heirs, successors and assigns of the parties.

     (h) Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     (i) Headings. The headings of the Paragraphs of this Agreement are for convenience and shall not by themselves determine the interpretation of this Agreement.

     (j) Attorney Fees. If any action is brought to interpret or enforce the terms of this Agreement, the prevailing party in such action shall be entitled to recover its attorneys fees and costs incurred in connection with such action.


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     IN  WITNESS  WHEREOF,  the  parties hereto have caused this Agreement to be signed  and  delivered  by  their  duly  authorized  officers.


THE  COMPANY:                         NETTAXI.COM


                                      By:  /s/  Dean  Rositano
                                           -------------------
                                      President


HOLDER:                               /s/  Robert  A.  Rositano
                                      -------------------------
                                      Robert  A.  Rositano

                                      Address:________________
                                      ________________________



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